UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

 The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2012

NEAH POWER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49962	88-0418806
(State of other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

22118 20th Ave. SE, Suite 142
Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 424-3324

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

As previously reported on Form 8-K filed July 6, 2012 by Neah Power Systems, Inc. (the “Company”), on June 30, 2012, the Company and its Chief Financial Officer of the Corporation, Stephen M. Wilson (the “Officer”) agreed to a separation.

On August 29, 2012 and effective as of the separation date, the Company and the Officer entered into a Separation and Release Agreement filed herewith.  In return for his agreement to release the Company from any future claims, except for unpaid severance, and certain trading restrictions related to shares owned as a result of the exercise of stock options, the Company agreed to pay the Officer accrued and unpaid wages of $106,973 by monthly payments of $10,000 through its normal payroll procedures.  The Company also agreed to extend the exercise period for a total of 3,214,893 vested stock options whose weighted average exercise price is approximately $0.0263 for a period of two years from the effective date of the separation.  The Company also granted a warrant for the purchase of 3,500,000 shares exercisable for a period of 2 years from the separation date at an exercise price of $0.016.  An option for 22,000,000 shares all of which were unvested as of the separation date was allowed to expire as of the separation date.

Also, in consideration for certain consulting services from the Officer for a period of 3 months from the separation date, the Company agreed to reimburse out of pocket expenses related to COBRA costs, if such are incurred by the Officer related to the Company’s existing health plan.  While the Company is not legally required to offer COBRA benefits due to its small size, the Company has in this case offered such benefit to the Officer.

Item 9.01.        Financial Statements and Exhibits

(d)        Exhibits

10.1       Separation Agreement and Release between Stephen M. Wilson and Neah Power Systems, Inc. dated June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Neah Power Systems, Inc.

	By:	/s/ Gerard C. D’Couto
Gerard C. D’Couto
President

Date: August 31, 2012